Exhibit 10.2

Board Short Term Funding

Proposed investment up to $100,000

Each board member (the “Board Investors”) can invest (the “Board Investment”) for a minimum of $10,000.

Inventergy Global, Inc. (“the Company”) will pay a multiple of 4X of the original Board Investment to the Board Investors as it receives monetization revenues from INVT SPE LLC (the “SPE”).

The original Board Investment will be returned to the Board Investors when $1,000,000 is raised in the SPE Funding Investment (defined below).

- Note that if the original Board Investment is returned, the opportunity for the 4X SPE Monetization Revenue for the Board Investment is still available.

All Board of Director fees accrued in the Company’s accounts payable will be paid to the Board Investors once a minimum of $2,000,000 of SPE Funding Investment is raised.

“SPE Funding Investment” is the total financing raised by Inventergy Global, Inc. related to or secured by its future revenue from the SPE including the Board Investment. The total maximum SPE Funding Investment is limited to a maximum of $5,000,000 total investment.

“Net Company X Commercial Litigation” is a potential litigation that may be brought against Company X for a commercial litigation. The net proceeds are the gross income received less all direct and third party expenses and after deducting any contingency amounts.

Repayment of the Board Investment is to be made in accordance with the following examples:

If a $100,000 Board Investment is made and a total of $5,000,000 SPE Funding Investment, then $400,000 will be paid to the Board Investors until:

a) $100,000/$5,000,000*100% = 2% of the SPE Monetization Revenue.

AND

b) $100,000/$5,000,000*50% = 1% of the Net Company X Commercial Litigation.

Exhibit 10.2

Second example:

a) If only $1,000,000 total SPE Funding Investment then the Board Investment is to be paid at $100,000/$1,000,000 *100%= 10% of the SPE Monetization Revenue.

AND

b) $100,000/$1,000,000*50% = 5% of the Net Company X Commercial Litigation.

“Most Favored Nation”:

The Company’s current intention is to repay SPE Funding Investment at 4X for the first $1,000,000 (including the Board Investment) cash received, 3.5X for the 2nd $1,000,000 cash received and 3X for any remaining SPE Funding Investment. Board Investors will receive a Most Favored Nation clause for any improved terms provided to new investors in future cash SPE Funding Investments.

Board Redemption:

If a Board Investor is terminated or is not renewed by the board then the Board Investor will receive:

a) The acceleration (return) of the original Board Investment

- No change is impacted to the right to receive the SPE Monetization Revenue

b) The original amount invested in the Company’s Series D Preferred Stock will be redeemed to the terminated or non-renewed Board Investor. The 35% premium of the original amount invested in the Series D will remain. Also, no changes will be made to the related Series D warrants.

This agreement is binding if all Board Investors agree to invest.

Signature pages follow. This agreement may be executed in multiple parts.

Exhibit 10.2

Signed:

/s/ Joseph W. Beyers	August 10, 2017
Joseph W. Beyers
Chairman & CEO
Inventergy Global, Inc.

INVESTMENT AMOUNTS

/s/ Marshall Phelps, Jr.	$25,000
Marshall Phelps, Jr.

/s/ Fran Barton	$25,000
Fran Barton

/s/ William Frank King	$10,000
William Frank King

/s/ Robert Gordon	$10,000
Robert Gordon

/s/ Joseph W. Beyers	$30,000*
Joseph W. Beyers

*	Conversion from previous short-term loan